                                                                      EXHIBIT 11

                      ADAC LABORATORIES AND SUBSIDIARIES
               COMPUTATION OF CONSOLIDATED NET INCOME PER SHARE
                     (in thousands except per share data)
          For the three years in the period ended September 29, 1996

                                              FISCAL YEARS
                                              ------------
                                         1996     1995     1994
                                         ----     ----     ----
Average shares outstanding              17,360   16,426   15,858

Net effect of dilutive stock options
and warrants                             1,147      653      650
                                       -------  -------  -------


Average common and common
equivalent shares outstanding           18,507   17,079   16,508
                                       =======  =======  =======

Net income                             $16,637  $11,073  $17,521
                                       =======  =======  =======

Net income per share                   $   .90  $   .65  $  1.06
                                       =======  =======  =======

Primary and fully diluted income per share differs by less than one cent in all periods.